Mandalay Digital Expands Senior Management with Seasoned CFO

- September 17, 2012

LOS ANGELES, Sept. 17, 2012 /PRNewswire/—Mandalay Digital Group, Inc. (OTC Markets: MNDL), a leading global mobile data services provider, today announced that it has hired senior finance veteran Dan Halvorson as Executive Vice President and Chief Financial Officer. Halvorson will be responsible for financial and accounting operations as well as investor relations at the Mandalay Digital parent company, and he will provide oversight to financial operations at all company subsidiaries.

Dan Halvorson has more than 20 years of senior corporate and financial leadership experience in a variety of high-technology and pharmaceutical companies. Most recently, Halvorson served as Chief Financial Officer and Executive Vice President, Operations for digital media company DivX, Inc. until its acquisition by Sonic Solutions, where he was responsible for over 150 employees in finance, administration and operational roles, including an acquired international operating entity. Prior to joining DivX, Halvorson held various senior finance positions with Novatel Wireless, Inc., including Chief Financial Officer.

Mr. Halvorson spent eight years at “Big 4” public accounting firms Deloitte & Touche and PriceWaterhouseCoopers. Halvorson is a member of the American Institute of Certified Public Accountants, California Society of Certified Public Accountants, and serves on the Membership Committee of the Corporate Directors Forum in San Diego. He is a certified public accountant (inactive), and he holds a Bachelor of Science in Business Administration and Accounting from San Diego State University.

“I am very excited to join the Mandalay Digital executive management team,” commented Mr. Halvorson. “With a portfolio of attractive media and technology assets, a strong complementary senior management and advisory team, an outstanding Board, and several evolving carrier partnerships well underway, I look forward to helping the Company proceed through its next phase of accelerating growth and expansion. I expect to fully leverage my experience and previous interaction in the telecom sector with the buy-side, sell-side, and investment banking community.”

“I am thrilled to have someone with Dan’s experience and expertise join the Mandalay Digital senior management team to help guide the Company in our next phase of rapid growth,” commented Peter Adderton, Chief Executive Officer of Mandalay Digital Group. “Dan’s significant experience in refining corporate accountability and improving internal systems and processes will prove invaluable to Mandalay Digital. We will look to Dan’s public company experience and financial markets acumen in the coming months as we pursue our listing on NASDAQ and continue our long-term strategy to build out a leading mobile and media technology company through continued organic growth and additional acquisitions.”

About Mandalay Digital Group
Mandalay Digital Group is at the convergence of internet media content and mobile communications. It delivers a mobile services platform that works with mobile operators and third-party publishers to provide portal management, user interface, content development and billing technology that enables the responsible distribution of mobile entertainment. Mandalay Digital is headquartered in Los Angeles and has offices in Europe and Latin America to support global sales and marketing. For additional information, visit www.mandalaydigital.com.

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